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                                                                    Exhibit 23.1


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) and related prospectus pertaining to the First Bank System Capital Accumulation Plan of our reports (a) dated January 9, 1996 (except for Note C, as to which the date is February 16, 1996), with respect to the consolidated financial statements of First Bank System, Inc. included in its Annual Report (Form 10-K) and (b) dated May 17, 1996, with respect to the financial statements and schedules of the First Bank System Capital Accumulation Plan included in the Plan's Annual Report (Form 11-K), both for the year ended December 31, 1995, filed with the Securities and Exchange Commission.


                                                 ERNST & YOUNG LLP

Minneapolis, Minnesota
February 6, 1997